Exhibit 99.1

Rex Energy Announces Closing of 1.00%/8.00% Senior Secured Second Lien Notes

Exchange Offer

STATE COLLEGE, Pa., July 5, 2016 (GLOBE NEWSWIRE) – Rex Energy Corporation (Nasdaq: REXX) (“the company”) today announced that it has completed its offer to exchange up to $631,458,573 aggregate principal amount of its 1.00%/8.00% Senior Secured Second Lien Notes due 2020, which have been registered under the Securities Act of 1933, as amended (the “Exchange Notes”), for up to $631,458,573 aggregate principal amount of its outstanding 1.00%/8.00% Senior Secured Second Lien Notes due 2020, which were previously issued in a private placement (the “Private Notes”).

Pursuant to a registration rights agreement entered into by the company in connection with the sale of the Private Notes, the company agreed to file a registration statement with the Securities and Exchange Commission relating to the exchange offer and the Exchange Notes. The registered exchange offer, which expired at 5:00 p.m., New York City time, on June 29, 2016, fulfilled the company’s obligations regarding the registration of its outstanding Private Notes.

The company received and accepted tenders of 99.99% of the Private Notes that were outstanding. The Exchange Notes contain substantially identical terms to the Private Notes.

About Rex Energy Corporation

Headquartered in State College, Pennsylvania, Rex Energy is an independent oil and gas exploration and production company with its core operations in the Appalachian Basin. The company’s strategy is to pursue its higher potential exploration drilling prospects while acquiring oil and natural gas properties complementary to its portfolio.

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For more information contact:

Investor Relations

(814) 278-7130

InvestorRelations@rexenergycorp.com

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